P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
April 21, 2026		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (Nasdaq: PEBO) declared a quarterly cash dividend of $0.42 per common share, an increase of $0.01, or 2%, on April 20, 2026, payable on May 18, 2026, to shareholders of record on May 4, 2026.
This dividend represents a payout of approximately $15.0 million, or 51.7% of Peoples’ reported first quarter 2026 earnings. Based on the closing stock price of Peoples’ common shares of $34.36 on April 17, 2026, the quarterly dividend produces an annualized yield of 4.89%.
Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and specialty financing solutions through its subsidiaries. Headquartered in Marietta, Ohio, since 1902, Peoples has established a heritage of financial stability, growth and community impact. Peoples had $9.6 billion in total assets as of March 31, 2026, and 144 locations, including 127 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C., and Maryland. Peoples' vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of United States ("U.S.") publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance, Peoples Life Insurance Premium Finance, and North Star Leasing), Peoples Insurance Agency, LLC, and Vantage Financial, LLC.

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